Exhibit 10.5

ANNEX A
RULES OF CONSTRUCTION AND DEFINED TERMS

Unless the context otherwise requires, in this Annex A and each Transaction Document (or other document) to which this Annex A is attached:

(a)                                 A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)                                 Unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC.

(c)                                  Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(d)                                 The definitions of terms shall apply equally to the singular and plural forms of the terms defined.

(e)                                  The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)                                   Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in this Annex A or any Transaction Document (or other document)) and include any Annexes, Exhibits and Schedules attached thereto.

(g)                                  References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(h)                                 References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth in this Annex A or any Transaction Document (or other document)), and any reference to a Person in a particular capacity excludes such Person in other capacities.

(i)                                     The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)                                    The words “hereof”, “herein”, “hereunder” and similar terms when used in this Annex A or any Transaction Document (or other document) shall refer to this Annex A or such Transaction Document (or other document) as a whole and not to any particular provision hereof or thereof, and Article, Section, Annex, Schedule and Exhibit references herein and therein are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, the relevant Transaction Document (or other document) unless otherwise specified.

(k)                                 In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(l)                                     References to a class of Notes shall be to the Original Notes, to a class of Subordinated Notes or to a class of Refinancing Notes, as applicable.

(m)                             References to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of New York, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in the relevant Transaction Document (or other document).

(n)                                 Where any payment is to be made, any funds are to be applied or any calculation is to be made under any Transaction Document (or other document) on a day that is not a Business Day, unless such Transaction Document (or other document) otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the immediately succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified; provided, however, that no interest shall accrue in respect of any payments made on Fixed Rate Notes on that succeeding Business Day.

(o)                                 References to any Calculation Date or Relevant Calculation Date, in each case that would be prior to the first Calculation Date that follows the Closing Date, shall be deemed to refer to the Closing Date.

(p)                                 Any reference herein to a term that is defined by reference to its meaning in the Counterparty Agreement shall refer to such term’s meaning in the Counterparty Agreement as in existence on the date of the relevant Transaction Document (or other document) to which this Annex A is attached (and not to any new, substituted or amended version thereof).

“Acceleration Default” means any Event of Default of the type described in Section 4.1(f) of the Indenture.

“Acceleration Notice” means a written notice given after the occurrence and during the continuation of an Event of Default to the Issuer by the Senior Trustee (at the direction of the Controlling Party) or the Controlling Party pursuant to Section 4.2 of the Indenture declaring all Outstanding principal of and accrued and unpaid interest on the Notes to be immediately due and payable.

“Account Control Agreement” or “Control Agreement” means the Account Control Agreement, dated as of the Closing Date, by and among the Issuer, as Grantor, the Servicer and U.S. Bank National Association, as the Secured Party and as the Financial Institution.

“Accounts” means the Collection Account and any other account established and maintained pursuant to Section 3.1 of the Indenture.

“Act” has the meaning set forth in Section 1.3(a) of the Indenture.

“Additional Interest” means, with respect to the Notes, interest accrued on the amount of any interest and Premium, if any, in respect of such Notes that is not paid when due at the Note Interest Rate of such Notes for each Interest Accrual Period until any such unpaid interest or Premium is paid in full, compounded quarterly on each Payment Date, to the fullest extent permitted by Applicable Law.

“Administrative Expenses” means fees, expenses (including indemnities) and other amounts due or accrued with respect to any Payment Date (including, with respect to any Payment Date, any such amounts that were due and not paid on any prior Payment Date) and payable in the following order by the Issuer: first, to the Trustee pursuant to the Indenture, second, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i)                                     the Service Providers, including counsel of the Issuer, for fees and expenses not otherwise included under Transaction Expenses; and

(ii)                                  any other Person in respect of any other fees or expenses permitted under the Indenture and the documents delivered pursuant to or in connection with the Indenture;

and third, on a pro rata basis, indemnities payable to any Person pursuant to any Transaction Document; provided, that for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses; provided, further, to the extent the payment in full of all Administrative Expenses that were due but not paid on any prior Payment Date is not possible, (i) any Administrative Expenses due to the Trustee shall be paid in full in the order in which they were incurred, and then (ii) any remaining previously unpaid Administrative Expenses shall be paid in the priority set forth above.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agent Members” has the meaning set forth in Section 2.10(a) of the Indenture.

“AHYDO Redemption Date” has the meaning set forth in Section 3.8(e) of the Indenture.

“ANORO” means (a) the combination medicine comprising UMEC with VI, with no other therapeutically active component, and explicitly excluding either component as a monotherapy, and which is proposed, as of the date hereof, to be sold under the brand name

“ANORO™ ELLIPTA™”, and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems and formulations, in each case, with respect to only such combination medicine set forth in clause (a) comprising UMEC with VI, with no other therapeutically active component (and explicitly excluding either component as a monotherapy).

“ANORO Royalty Payment”:

(a)                                 means the following payments, when, as and if received by the Transferor under the Counterparty Agreement (or the Issuer as the Transferor’s assignee under the Sale and Contribution Agreement) during the Royalty Payment Term, subject to clauses (b) and (c) of this definition:

(i)                                     royalty payments on any global Net Sales of ANORO by the Counterparty, its Affiliates and their licensees (and their licensees’ Affiliates) to Third Parties (as “Affiliates” and “Third Parties” are defined in the Counterparty Agreement) pursuant to Section 6.3 of the Counterparty Agreement;

(ii)                                  any interest on amounts referred to in clause (a)(i) immediately above that is paid pursuant to Section 6.8 of the Counterparty Agreement;

(iii)                               any Infringement Payments with respect to ANORO in lieu of the payments referred to in clause (a)(i) immediately above; and

(iv)                              any Other Amounts with respect to ANORO in lieu of the payments referred to in clause (a)(i) immediately above.

(b)                                 The payments and amounts set forth in clause (a) above of this definition are subject to the reductions, deductions and offsets contemplated by Sections 6.3, 6.4.1 and 6.9 of the Counterparty Agreement.

(c)                                  The payments and amounts set forth in clause (a) above of this definition do not include (i) any signing payments (including any signing payments pursuant to Section 6.1.1 of the Counterparty Agreement), (ii) any one-time fees for new compounds contributed to the collaboration (including any one-time fee payments from the Counterparty to the Transferor pursuant to Section 6.1.3 or 6.1.4 of the Counterparty Agreement), (iii) any milestone payments pursuant to Section 6.2.2 of the Counterparty Agreement, or (iv) any other payments (other than those expressly identified in clause (a) above of this definition), in the case of clauses (i), (ii), (iii) and (iv) of this clause (c), paid to the Transferee relating to ANORO.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Procedures” means the provisions of the rules and procedures of DTC, the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream, as in effect from time to time.

“Applicable Treasury Rate” for any Redemption Date means the interest rate (expressed as a semiannual decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined on the fourth Business Day prior to such Redemption Date to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Expected Maturity Date and trading in the public securities markets either (a) as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (i) one maturing as close as possible to, but earlier than, the Expected Maturity Date and (ii) the other maturing as close as possible to, but later than, the Expected Maturity Date, in each case as published in the most recent H.15 (519) or (b) if a weekly average yield to maturity for United States Treasury securities maturing on the Expected Maturity Date is reported in the most recent H.15 (519), such weekly average yield to maturity as published in such H.15 (519).

“Applicants” has the meaning set forth in Section 6.13 of the Indenture.

“Authorized Agent” means, with respect to the Notes, any authorized Calculation Agent, Paying Agent, Transfer Agent or Registrar acting as such for the Notes.

“Authorized Parties” has the meaning set forth in Section 7(a) of the Account Control Agreement.

“Available Collections Amount” means, for any Payment Date, the sum of (a) the amount of Dollars on deposit in the Collection Account as of the Calculation Date preceding such Payment Date and (b) the amount of any investment income on amounts on deposit in the Accounts as of such Calculation Date.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such

Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Beneficial Holder” means any Person that holds a Beneficial Interest in any Global Note through an Agent Member.

“Beneficial Interest” means any beneficial interest in any Global Note, whether held directly by an Agent Member or held indirectly through an Agent Member’s beneficial interest in such Global Note.

“Board of Managers” means the board of managers of the Issuer as constituted pursuant to the Issuer’s limited liability company agreement.

“BREO/RELVAR” means (a) the combination medicine comprising FF and VI, with no other therapeutically active component, and explicitly excluding either component as a monotherapy, and which is proposed, as of the date hereof, to be sold under the brand name “BREO® ELLIPTA®” in the United States and “RELVAR® ELLIPTA®” in the European Union and Japan, and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems and formulations, in each case, with respect only to such combination medicine set forth in clause (a) comprising FF and VI, with no other therapeutically active component (and explicitly excluding either component as a monotherapy).

“BREO/RELVAR Royalty Payment”:

(a)                                 means the following payments, when, as and if received by the Transferor under the Counterparty Agreement (or the Issuer as the Transferor’s assignee under the Sale and Contribution Agreement) during the Royalty Payment Term, subject to clauses (b) and (c) of this definition:

(i)                                     royalty payments on any global Net Sales of BREO/RELVAR by the Counterparty, its Affiliates and their licensees (and their licensees’ Affiliates) to Third Parties (as “Affiliates” and “Third Parties” are defined in the Counterparty Agreement) pursuant to Section 6.3 of the Counterparty Agreement;

(ii)                                  any interest on amounts referred to in clause (a)(i) immediately above that is paid pursuant to Section 6.8 of the Counterparty Agreement;

(iii)                               any Infringement Payments with respect to BREO/RELVAR in lieu of the payments referred to in clause (a)(i) immediately above; and

(iv)                              any Other Amounts with respect to BREO/RELVAR in lieu of the payments referred to in clause (a)(i) immediately above.

(b)                                 The payments and amounts set forth in clause (a) above of this definition are subject to the reductions, deductions and offsets contemplated by Sections 6.3, 6.4.1 and 6.9 of the Counterparty Agreement.

(c)                                  The payments and amounts set forth in clause (a) above of this definition do not include (i) any signing payments (including any signing payments pursuant to Section 6.1.1 of the Counterparty Agreement), (ii) any one-time fees for new compounds contributed to the collaboration (including any one-time fee payments from the Counterparty to the Transferor pursuant to Section 6.1.3 or 6.1.4 of the Counterparty Agreement), (iii) any milestone payments pursuant to Section 6.2.2 of the Counterparty Agreement, or (iv) any other payments (other than those expressly identified in clause (a) above of this definition), in the case of clauses (i), (ii), (iii) and (iv) of this clause (c), paid to the Transferee relating to BREO/RELVAR.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, or Los Angeles, California or the city in which the Corporate Trust Office of the Trustee is located (which as of the Closing Date will be Boston, Massachusetts) are authorized or required by Applicable Law to remain closed.

“Calculation Agent” means U.S. Bank National Association, a national banking association, as Calculation Agent under the Indenture, and any successor appointed pursuant to Section 2.3 of the Indenture.

“Calculation Date” means, for any Payment Date, the fifth Business Day preceding such Payment Date.

“Calculation Date Information” means, with respect to any Calculation Date, the information provided by the Servicer under Section 3.1(f)(v) of the Servicing Agreement with respect to such Calculation Date.

“Calculation Report” has the meaning set forth in Section 3.4(b) of the Indenture.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Cede” has the meaning set forth in Section 2.1(b) of the Indenture.

“Change of Control” means, with respect to the Equityholder (or any parent entity of the Equityholder), any merger, consolidation or amalgamation (or any transaction substantially similar to any of the foregoing) with, or, in the case of clause (a) below, a sale of all or substantially all of the assets of the Equityholder (or such parent entity) to, any other Person if the Equityholder (or such parent entity) (a) is not the continuing or surviving entity but the continuing or surviving entity shall have assumed all of the obligations of the Equityholder under the Transaction Documents to which the Equityholder is a party immediately prior to such transaction, or (b) is the continuing or surviving entity.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act or any successor provision thereto or Euroclear or Clearstream.

“Clearing Agency Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

“Clearstream” means Clearstream Banking, a French société anonyme.

“Closing” has the meaning set forth in Section 6.1 of the Sale and Contribution Agreement.

“Closing Date” means April 17, 2014.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Collaboration Payments” means any amount payable to the Issuer by the Counterparty pursuant to the Counterparty Agreement.

“Collateral” has the meaning set forth in the Granting Clauses of the Indenture.

“Collateral Account” has the meaning set forth in Section 1(a) of the Account Control Agreement.

“Collection Account” has the meaning set forth in Section 3.1(a) of the Indenture.

“Concentration Account” means account number 6745037900 established at U.S. Bank National Association and identified by the name of LABA Royalty Sub LLC-Concentration Account, or any successor account.

“Confidential Information” means, as it relates to the Transferor and its “Affiliates” (as defined for this purpose in the Counterparty Agreement), the Products and the Excluded Products, all information, data and know-how (whether written or oral, or in electronic or other form) involving or relating in any way, directly or indirectly, to the Products, the Excluded Products, the Master Agreement, the Counterparty Agreement, the Transferred Assets, the Royalty Payments or any other payments under the Counterparty Agreement, including (a) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the Master Agreement and the Counterparty Agreement) involving or relating in any way, directly or indirectly, to the Transferred Assets, the Royalty Payments, any other payments under the Counterparty Agreement or the intellectual property, compounds or products giving rise to the Transferred Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to the Transferor, the Products, the Excluded Products, the Master Agreement, the Counterparty Agreement, the Transferred Assets, the Royalty Payments, any other payments under the Counterparty Agreement or the intellectual property, compounds or products giving rise to the Transferred Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Transferred Assets or the compounds or products giving rise to the Transferred Assets; provided, however, that Confidential Information shall not include information that is (i) already in the public domain at the time information, data and know-how is disclosed other than as a result of disclosure in violation of the confidentiality undertakings in the Sale and Contribution Agreement or (ii) lawfully obtained from other sources on a non-confidential basis.

“Confidentiality Agreement” means, with respect to Noteholders or Beneficial Holders at the Closing Date with respect to the Original Notes (or, with respect to Noteholders or Beneficial Holders with respect to any Subordinated Notes or any Refinancing Notes), a confidentiality agreement for the benefit of the Issuer provided in each case to the Registrar on or prior to the Closing Date (or on or prior to the date of issuance of any such Subordinated Notes or Refinancing Notes), and otherwise means a confidentiality agreement for the benefit of the Issuer substantially in the form of Exhibit B to the Indenture or substantially in the form of any confidentiality agreement referenced in Schedule 1 to each Purchase Agreement; provided, that such Confidentiality Agreement shall include a certification from each prospective purchaser of the Notes or a beneficial interest therein that is a signatory thereto that it is not a Restricted Party.

“Controlling Party” means Noteholders holding more than 50% of the aggregate Outstanding Principal Balance of the Senior Class of Notes which for the avoidance of doubt shall exclude Notes held by any Person that has not delivered a Confidentiality Agreement or a written certification to the Trustee in the form attached as Exhibit H to the Indenture in which such Person certifies it is not a Restricted Party; provided, that for purposes of calculating whether the definition of “Controlling Party” has been satisfied, the Notes beneficially owned by Theravance and any of its Affiliates shall be excluded from this calculation.  For the avoidance of doubt, the transfer of an interest in the Notes to a Non-Permitted Holder shall be deemed null and void for all purposes under the Indenture including from this calculation.

“Corporate Trust Office” means the office of the Trustee in the city at which at any particular time the Trustee’s duties under the Transaction Documents shall be principally administered and, on the Closing Date, shall be U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services (LABA Royalty Sub LLC).

“Counterparty” means Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales.

“Counterparty Agreement” means that certain Collaboration Agreement, dated as of November 14, 2002, as amended by the Letter Agreement, dated as of April 11, 2006, as amended by the First Assignment Agreement, dated as of November 30, 2009, as amended by the Second Assignment Agreement, dated as of March 8, 2010, as amended by the Third Assignment Agreement, dated as of March 8, 2010, and as amended by the Theravance Collaboration Agreement Amendment, dated as of March 3, 2014, by and between Theravance and the Counterparty.

“Counterparty Agreement Guarantee” means the Guarantee, dated as of the Closing Date, by Theravance in favor of the Counterparty with respect to the performance by the Issuer of the Counterparty Agreement delivered pursuant to the Collaboration Agreement.

“Counterparty Instruction” means the irrevocable direction to the Counterparty in the form set forth in Exhibit A to the Sale and Contribution Agreement.

“Default” means a condition, event or act that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Definitive Notes” has the meaning set forth in Section 2.11(n) of the Indenture.

“Direction” means any direction, consent, request, demand, authorization, notice, waiver or other Act.

“Distribution Report” has the meaning set forth in Section 2.13(a) of the Indenture.

“Dollar” or the sign “$” means United States dollars.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“Eligibility Requirements” has the meaning set forth in Section 2.3(c) of the Indenture.

“Eligible Account” means a trust account maintained on the books and records of an Eligible Institution in the name of the Issuer.

“Eligible Institution” means any bank organized under the laws of the U.S. or any state thereof or the District of Columbia (or any domestic branch of a foreign bank), which at all times has either (a) a long-term unsecured debt rating of at least A2 by Moody’s and A by S&P or (b) a certificate of deposit rating of at least P-1 by Moody’s and A-1 by S&P.

“Eligible Investments” means, in each case, book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form that evidence:

(a)                                 direct obligations of, and obligations fully Guaranteed as to timely payment of principal and interest by, the U.S. or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the U.S. (having original maturities of no more than 365 days or such lesser time as is required for the distribution of funds); or

(b)                                 demand deposits, time deposits or certificates of deposit of the Trustee or of depositary institutions or trust companies organized under the laws of the U.S. or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) with capital and surplus of not less than $500,000,000 (i) having original maturities of no more than 365 days or such lesser time as is required for the distribution of funds; provided, that, at the time of investment or contractual commitment to invest therein, the short-term debt rating of such depositary institution or trust company shall be at least P-1 by Moody’s and A-1 by S&P or (ii)

having maturities of more than 365 days and, at the time of the investment or contractual commitment to invest therein, a rating of at least A2 by Moody’s and A by S&P;

provided, however, that no investment shall be made in any obligations of any depositary institution or trust company that is identified in a written notice to the Trustee from the Issuer or the Servicer as having a contractual right to set off and apply any deposits held, or other indebtedness owing, by the Issuer to or for the credit or the account of such depositary institution or trust company, unless such contractual right by its terms expressly excludes all Eligible Investments.

“Equityholder” means, as of any date of determination, the holder or holders of the Capital Securities of the Issuer as of such date (which as of the Closing Date shall be Theravance).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 4.1 of the Indenture.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the regulations thereunder.

“Excluded Products” means any therapeutically active component or product, whether as a monotherapy, combination product or otherwise, and any delivery devices (whether stand-alone or with any one or more therapeutically active components or products), other than the Products.  “Excluded Products” includes, by way of example:

(a)                                 UMEC, as a monotherapy or in a combination product (other than UMEC and VI, with no other therapeutically active component), including a combination product that includes (i) UMEC, (ii) VI and (iii) at least one other therapeutically active component;

(b)                                 FF, as a monotherapy or in a combination product (other than FF and VI, with no other therapeutically active component), including a combination product that includes (i) FF, (ii) VI and (iii) at least one other therapeutically active component;

(c)                                  VI, in any product other than (i) ANORO, (ii) BREO/RELVAR and (iii) VI Monotherapy; and

(d)                                 any other therapeutically active component or product (including a combination product of two or more therapeutically active components not expressly specified in the definition of each of ANORO, BREO/RELVAR and VI Monotherapy).

“Excluded Property” means the accounts and other assets and property of the Issuer that are not part of the Collateral.  Excluded Property includes the Counterparty Agreement and the rights of the Issuer under the Counterparty Agreement (including any residual intellectual property rights of the Issuer that may arise under the Counterparty Agreement).

“Excluded Rights and Obligations” means all of the Transferor’s rights and obligations under the Counterparty Agreement relating to any product developed and commercialized under the Counterparty Agreement other than the Products, including (i) the right to appoint members and substitute members to the Joint Steering Committee (as defined in the Counterparty Agreement) and the Joint Product Committee (as defined in the Counterparty Agreement) pursuant to Sections 3.1.2 and 3.2.2 of the Counterparty Agreement and (ii) the TRC LLC Rights and Obligations.

“Expected Maturity Date” means November 15, 2019.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FF” means the inhaled corticosteroid fluticasone furoate or an ester, salt or other noncovalent derivative thereof.

“Final Legal Maturity Date” means, with respect to (a) the Original Notes, May 15, 2029, and (b) with respect to any Subordinated Notes or Refinancing Notes, the date specified in the indenture supplemental to the Indenture providing for their issuance; provided, that the Final Legal Maturity Date with respect to any Subordinated Notes where the proceeds thereof are not used to redeem or refinance all of the Outstanding Original Notes (or any Refinancing Notes in respect thereof) shall be no earlier than May 15, 2029.

“Financial Institution” has the meaning set forth in the preamble to the Account Control Agreement.

“Fixed Rate Notes” means (a) the Original Notes and (b) any Subordinated Notes or Refinancing Notes issued with a fixed rate of interest.

“Floating Rate Notes” means any Subordinated Notes or Refinancing Notes issued with a floating or variable rate of interest.

“Foreign Purchasers” means prospective purchasers of Original Notes that are Non-U.S. Persons, including dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial holders (other than an estate or trust).

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Global Notes” means any Rule 144A Global Note, IAI Global Note and Regulation S Global Note.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each patent office, the FDA and any other government authority in any jurisdiction.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in, deposit, set over and confirm. A Grant of any item of the Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect of such item of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

“Grantor” has the meaning set forth in the preamble to the Account Control Agreement.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation of such other Person or (b) entered into for purposes of assuring in any other manner the obligee of such indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” when used as a verb has a corresponding meaning.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, and the most recent H.15 (519) is the H.15 (519) published prior to the close of business on the fourth Business Day prior to the applicable Redemption Date.

“HMRC” mean the non-ministerial department of the government of the United Kingdom responsible for the collection of taxes named Her Majesty’s Revenue and Customs.

“Holder” or “Noteholder” means any Person in whose name a Note is registered from time to time in the Register for such Note.

“IAI” or “Institutional Accredited Investor” means a Person that is an accredited investor as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

“IAI Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.

“IAI/QP” has the meaning set forth in Section 2.1(b) of the Indenture.

“Important Section 3(c)(7) Notice” has the meaning specified in Section 2.17(a) of the Indenture.

“Indenture” means that certain indenture, dated as of the Closing Date, by and between the Issuer and the Trustee.

“Independent Manager” means a natural person who, (A) (1) has prior experience as an independent director, independent manager or independent member with at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (2) is provided by CICS, LLC, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company SP Services, Inc., Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent managers, another nationally-recognized company reasonably approved by the Equityholder, in each case that is not an Affiliate of the Issuer and that provides professional independent managers and other corporate services in the ordinary course of its business, (B) is not, and has not been for a period of five years prior to his or her appointment as an independent manager of the Issuer:  (1) a stockholder (whether direct, indirect or beneficial), counterparty under a contract for commercial services, advisor or supplier of the Equityholder or any of its Affiliates (the “Parent Group”), (2) a director, officer, employee, partner, attorney or consultant of the Parent Group, (3) a person related to any person referred to in clause (1) or (2) above, (4) a person or other entity controlling or under common control with any such stockholder, partner, counterparty under a contract for commercial services, supplier, employee, officer or director or (5) a trustee, conservator or receiver for any member of the Parent Group and (C) shall not at any time serve as a trustee in bankruptcy for the Issuer, the Equityholder or any Affiliate thereof, and shall insure that (v) no resignation or removal of an Independent Manager shall be effective until a successor Independent Manager is appointed and such successor shall have accepted his or her appointment as an Independent Manager by a written instrument, (w) at least two members of the Issuer’s Board of Managers shall be Independent Managers, (x) the Issuer’s Board of Managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Issuer or consent to an involuntary bankruptcy petition with respect to the Issuer unless a unanimous vote of the Issuer’s Board of Managers (which vote shall include the affirmative vote of the Independent Managers) shall approve the taking of such action in writing prior to the taking of such action, (y) the Issuer’s Board of Managers shall not vote on any matter requiring the vote of its Independent Managers under its limited liability company agreement unless and until each Independent Manager is then serving on the Issuer’s Board of Managers and (z) the provisions requiring Independent Managers and the provisions described in clauses (x) and (y) of this definition cannot be amended without the prior written consent of the Equityholder.

“Infringement Payments” means any net collections, recoveries, damages, awards or settlement payments that are actually paid to the Transferee (or the Transferor on its behalf) as a result of any settlement discussion, litigation, arbitration or other legal proceeding brought against third-party infringers by the Transferee (or the Transferor on its behalf) pursuant to Article 13 of the Counterparty Agreement, excluding any portion thereof payable to the Counterparty.

“Initial Notice” has the meaning set forth in Section 4.17(a) of the Indenture.

“Interest Accrual Period” means the period beginning on (and including) the Closing Date (or, with respect to any Subordinated Notes or any Refinancing Notes, the date of issuance of such Subordinated Notes or Refinancing Notes) and ending on (but excluding) the first

Payment Date thereafter and each successive period beginning on (and including) a Payment Date and ending on (but excluding) the succeeding Payment Date; provided, however, that the final Interest Accrual Period shall end on but exclude the final Payment Date (or, if earlier, with respect to any class of Notes repaid in full, the date such class of Notes is repaid in full).

“Interest Amount” means, with respect to the Outstanding Principal Balance of any class of Notes, on any Payment Date, the amount of accrued and unpaid interest at the Note Interest Rate with respect to the Outstanding Principal Balance of such class of Notes on such Payment Date (including any Additional Interest, if any), determined in accordance with the terms thereof (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar Applicable Law, whether or not permitted as a claim under such Applicable Law).

“Interest Deferral Period” has the meaning set forth in Section 3.7(a) of the Indenture.

“Interest Shortfall” has the meaning set forth in Section 3.4(a)(ix) of the Indenture.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the regulations thereunder.

“Involuntary Bankruptcy” means, without the consent or acquiescence of the Issuer, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against the Issuer, or, without the consent or acquiescence of the Issuer, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Issuer or of all or any substantial part of the property of the Issuer, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“IRS” means the U.S. Internal Revenue Service.

“Issuer” means LABA Royalty Sub LLC, a Delaware limited liability company, as issuer of the Notes pursuant to the Indenture.

“Issuer Organizational Documents” means the certificate of formation of the Issuer dated as of November 22, 2013, and the limited liability company agreement of the Issuer dated as of the Closing Date.

“Item” or “Items” has the meaning set forth in Section 4 of the Account Control Agreement.

“Judgment Currency” has the meaning set forth in Section 12.9(e) of the Indenture.

“Legend” has the meaning set forth in Section 2.2(d) of the Indenture.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.

“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense (including expenses of investigation and attorneys’ fees), fine, judgment, liability, obligation, penalty, or Set-off.

“Manager” means a manager of the Issuer.

“Mandatory Tax Redemption” has the meaning set forth in Section 3.8(e) of the Indenture.

“Master Agreement” means the Master Agreement, dated as of March 3, 2014, among Theravance, Theravance Biopharma, Inc. and the Counterparty.

“Material Adverse Change” means any event, circumstance or change that would reasonably be expected to result, individually or in the aggregate, in a material adverse effect, on (i) the legality, validity or enforceability of any of the Transaction Documents, the Counterparty Agreement or the back-up security interest granted pursuant to the Sale and Contribution Agreement, (ii) the right or ability of Theravance (or any of its permitted assignees under the Sale and Contribution Agreement), the Issuer or the Servicer to perform any of its obligations under any of the Transaction Documents or the Counterparty Agreement, in each case to which it is a party, or to consummate the transactions contemplated under any of the Transaction Documents or the Counterparty Agreement, (iii) the rights or remedies of the Issuer under the Transaction Documents or the Counterparty Agreement, (iv) the timing, amount or duration of the Retained Royalty Payments or the right of the Issuer to receive the Retained Royalty Payments, (v) the Collateral, or (vi) the ability of the Trustee to realize the practical benefit of the Collateral.

“Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of the Transferor to consummate the transactions contemplated under the Transaction Documents to which it is a party and perform its obligations thereunder, (b) a material adverse effect on the validity or enforceability thereof or the rights of the Transferee thereunder, or (c) a material adverse effect on the ANORO Royalty Payment, the BREO/RELVAR Royalty Payment or the VI Monotherapy Royalty Payment.

“Memorandum” means the final private placement memorandum of the Issuer for the Original Notes dated April 9, 2014.

“Milestone Payment Reserve Account” has the meaning set forth in Section 3.1(e)(iv) of the Servicing Agreement.

“Milestone Payments” means payments Theravance has made and is obligated to make to the Counterparty pursuant to Section 6.2.3 of the Counterparty Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business or, if such corporation or its successor shall for any reason no longer perform the functions of a rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized statistical rating organization (within the meaning ascribed thereto by the Exchange Act) designated by the Issuer.

“Net Sales” has the meaning set forth in Section 1.61 of the Counterparty Agreement.

“Nomination Period” has the meaning set forth in Section 4.17(a) of the Indenture.

“Nominee” has the meaning set forth in Section 4.17(a) of the Indenture.

“Non-Permitted Holder” has the meaning set forth in Section 2.19(a) of the Indenture.

“Non-U.S. Person” means a person who is not a U.S. person within the meaning of Regulation S.

“Non-U.S. Person/QP” has the meaning set forth in Section 2.1(b) of the Indenture.

“Note Interest Rate” means, with respect to any class of the Notes for any Interest Accrual Period, the interest rate set forth in such class of Notes for such Interest Accrual Period.

“Note Purchase Price” has the meaning set forth in Section 3.1 of each Purchase Agreement.

“Note Purchasers” has the meaning set forth in Section 1.1 of each Purchase Agreement.

“Notes” means the Original Notes, any Subordinated Notes and any Refinancing Notes.

“Notice of Exclusive Control” has the meaning set forth in Section 7(a) of the Account Control Agreement.

“Notices” means notices, demands, certificates, requests, directions, instructions and communications.

“Observer” has the meaning set forth in Section 4.17(a) of the Indenture.

“Officer’s Certificate” means a certificate signed by, with respect to the Issuer, a Responsible Officer of the Issuer and, with respect to any other Person, any officer, director, manager, partner, trustee or equivalent representative of such Person.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Issuer or the Transferor, that meets the requirements of Section 1.2 of the Indenture.

“Optional Redemption” has the meaning set forth in Section 3.8(b) of the Indenture.

“Original Notes” means the LABA PhaRMASM 9.0% Fixed Rate Term Notes due 2029 of the Issuer in the initial Outstanding Principal Balance of $450,000,000, substantially in the form of Exhibit A-1, Exhibit A-2, Exhibit A-3 or Exhibit A-4 to the Indenture.

“Other Agreements” has the meaning set forth in Section 3.1 of each Purchase Agreement.

“Other Amounts” means (i) in respect of each of the ANORO Royalty Payment, the BREO/RELVAR Royalty Payment and the VI Monotherapy Royalty Payment, any proceeds (whether cash proceeds or otherwise) other than those in clauses (a)(ii) and (a)(iii) of the definition of each of the foregoing Royalty Payments as, if and when received by the Transferee in lieu of the royalty payments under clause (a)(i) of the definition of each of the foregoing Royalty Payments, including amounts received by the Transferee relating to any damages or penalties or following any court action or out-of-court settlement between the Transferee (or the Transferor on its behalf) and the Counterparty, and in all cases, subject to the reductions, deductions, offsets and exclusions set forth in clauses (b) and (c) of the definition of each Royalty Payment, (ii) any amounts paid or payable to the Transferee pursuant to the first sentence of Section 2.1(e) of the Sale and Contribution Agreement, and (iii) if a Recharacterization Event has occurred, the proceeds thereof, including any proceeds of assets realized upon foreclosure in connection therewith.

“Other Note Purchasers” has the meaning set forth in Section 3.1 of each Purchase Agreement.

“Other Prices” has the meaning set forth in Section 3.1 of each Purchase Agreement.

“Outstanding” means (a) with respect to the Notes of any class at any time, all Notes of such class theretofore authenticated and delivered by the Trustee except (i) any such Notes cancelled by, or delivered for cancellation to, the Trustee, (ii) any such Notes, or portions thereof, for the payment of principal of and accrued and unpaid interest on which moneys have been distributed to Noteholders by the Trustee and any such Notes, or portions thereof, for the payment or redemption of which moneys in the necessary amount have been deposited in the Collection Account for such Notes; provided, that, if such Notes are to be redeemed prior to the maturity thereof in accordance with the requirements of Section 3.8 of the Indenture, written notice of such Redemption shall have been given and not rescinded as provided in Section 3.9 of the Indenture, or provision satisfactory to the Trustee shall have been made for giving such written notice, and, if Redemption does not occur, then this clause (ii) ceases to apply as of the date that was supposed to be the date of Redemption, (iii) any such Notes in exchange or substitution for which other Notes, as the case may be, have been authenticated and delivered, or which have been paid pursuant to the terms of the Indenture (unless proof satisfactory to the Trustee is presented that any of such Notes is held by a Person in whose hands such Note is a legal, valid and binding obligation of the Issuer), or (iv) any such Notes held by any Holder or Beneficial Holder that has not delivered a Confidentiality Agreement or a written certification to the Trustee in the form attached as Exhibit H to the Indenture in which it has certified that it is not a Restricted Party and (b) when used with respect to any other evidence of indebtedness, at any time, any principal amount thereof then unpaid and outstanding (whether or not due or payable).

“Outstanding Principal Balance” means, with respect to any Note or other evidence of indebtedness Outstanding, the total principal amount of such Note or other evidence of indebtedness unpaid and Outstanding at any time, as determined in the case of the Notes in the

Calculation Report to be provided to the Issuer (or the Servicer) and the Trustee by the Calculation Agent pursuant to Section 3.4 of the Indenture.

“Paying Agent” has the meaning set forth in Section 2.3(a) of the Indenture.

“Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing with November 15, 2014 and including the Final Legal Maturity Date, or, if such date is not a Business Day, the immediately following Business Day.

“Permanent Regulation S Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.

“Permitted Holder” means (a) the Transferor, (b) the Issuer and (c) any Person (including the Noteholders) that has executed a Confidentiality Agreement and delivered such Confidentiality Agreement to the Registrar in accordance with the terms of the Indenture; provided, that a Restricted Party may not be a Permitted Holder.

“Permitted Lien” means (a) any lien for Taxes, assessments and governmental charges or levies not yet due and payable or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the relevant Person, (b) any Lien created in favor of the Trustee and (c) any other Lien created under or expressly permitted under the Transaction Documents (including any security interest created or required to be created under the Indenture, including in connection with the issuance of any Subordinated Notes and any Refinancing Notes).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Placement Agent” means Morgan Stanley & Co. LLC.

“Plan” means (i) an employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title I of ERISA, (ii) a plan (within the meaning of Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) an employee benefit plan subject to any Similar Laws.

“Plan Assets” has the meaning given to such term by Section 3(42) of ERISA and regulations issued by the U.S. Department of Labor, but also includes assets of an employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Similar Laws.

“Premium” means, with respect to any Note on any Redemption Date, any Redemption Premium, if applicable, or, with respect to any Redemption Date, the portion of the Redemption Price of the Notes being redeemed in excess of the Outstanding Principal Balance of the Notes being redeemed.

“Price” has the meaning set forth in Section 3.1 of each Purchase Agreement.

“Priority of Payments” has the meaning set forth in Section 3.6(a) of the Indenture.

“Products” means ANORO, BREO/RELVAR and VI Monotherapy, and excluding, in each case, all Excluded Products.

“Purchase Agreement” or “Purchase Agreements” means those certain note purchase agreements dated the Closing Date among the Issuer, Theravance and the Note Purchasers named therein; provided, that each such Purchase Agreement shall include a certification from each Note Purchaser party thereto that it is not a Restricted Party.

“Purchase Price” has the meaning set forth in Section 2.2 of the Sale and Contribution Agreement.

“Purchaser” has the meaning set forth in Section 1.1 of each Purchase Agreement.

“QIB” or “Qualified Institutional Buyer” means a “qualified institutional buyer” within the meaning of Rule 144A.

“QIB/QP” has the meaning set forth in Section 2.1(b) of the Indenture.

“Qualified Purchaser” means a “qualified purchaser” under Section 2(a)(51)(A) of the Investment Company Act.

“Receiver” means any Person or Persons appointed as (and any additional Person or Persons appointed or substituted as) administrative receiver, receiver, manager or receiver and manager.

“Recharacterization Event” has the meaning set forth in Section 2.1(d) of the Sale and Contribution Agreement.

“Record Date” means, with respect to each Payment Date, the close of business on the fifteenth day preceding such Payment Date (without regard to whether such date is a Business Day) or, with respect to the date on which any Direction is to be given by the Noteholders, the close of business on the last Business Day prior to the solicitation of the Direction.

“Redemption” means any Optional Redemption and any other redemption of Notes described in Section 3.8(c) of the Indenture.

“Redemption Date” means the date, which may be any Business Day with respect to any Redemption in whole, or any Payment Date with respect to any Redemption in part, on which Notes are redeemed pursuant to a Redemption.

“Redemption Percentage” means the percentage value set forth in the table in the definition of Redemption Price.

“Redemption Premium” means, in the case of any Subordinated Notes or Refinancing Notes, the amount, if any, specified in the Resolution and set forth in any indenture supplemental to the Indenture to be paid in the event of a Redemption of such Subordinated Notes or Refinancing Notes separately from the Redemption Price.

“Redemption Price” means (a) in respect of an Optional Redemption of the Original Notes (i) on any Redemption Date on or prior to April 16, 2015, an amount equal to the greater of (x) the portion of the Outstanding Principal Balance of the Original Notes being redeemed and (y) the present value, discounted at the Applicable Treasury Rate, of the portion of the Outstanding Principal Balance of the Original Notes being redeemed plus 1.00%, of such principal payment amounts and interest at the Note Interest Rate on the Outstanding Principal Balance of the Original Notes being redeemed (assuming the principal balances are amortized at the times and in the assumed amounts set forth in Schedule A to the Indenture), or (ii) on any Redemption Date on or after April 17, 2015, an amount equal to the product of (x) the applicable Redemption Percentage as set forth below and (y) the Outstanding Principal Balance of the Original Notes that are being redeemed on such Redemption Date, plus the accrued and unpaid interest to the Redemption Date on the Original Notes that are being redeemed:

Redemption Date	Redemption Percentage
From and including April 17, 2015 to and including April 16, 2016	105.00%
From and including April 17, 2016 to and including April 16, 2017	102.50%
From and including April 17, 2017 and thereafter	100.00%

and (b) in respect of any Subordinated Notes or Refinancing Notes, the redemption price, if any, plus the accrued and unpaid interest to the Redemption Date on the Subordinated Notes or Refinancing Notes, as the case may be, established by or pursuant to a Resolution and set forth in any indenture supplemental to the Indenture providing for the issuance of such Notes or designated as such in the form of such Notes (any such Redemption Price in respect of any Subordinated Notes or Refinancing Notes may include a Redemption Premium, and such Resolution and indenture supplemental to the Indenture may specify a separate Redemption Premium).

“Reference Date” means, with respect to each Interest Accrual Period for any Floating Rate Notes, the day that is two Business Days prior to the Payment Date on which such Interest Accrual Period commences; provided, however, that the Reference Date with respect to the initial Interest Accrual Period means the date that is two Business Days prior to the date of issuance of such Subordinated Notes or Refinancing Notes.

“Refinancing” has the meaning set forth in Section 2.15(a) of the Indenture.

“Refinancing Expenses” means all Transaction Expenses incurred in connection with an offering and issuance of Refinancing Notes.

“Refinancing Notes” means any class (or sub-class) of Notes issued by the Issuer under the Indenture at any time and from time to time after the Closing Date pursuant to Section 2.15 of the Indenture, the proceeds of which are used to refinance all, but not part, of the Outstanding Principal Balance of a class of Notes.

“Register” has the meaning set forth in Section 2.3(a) of the Indenture.

“Registrar” has the meaning set forth in Section 2.3(a) of the Indenture.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Notes” has the meaning set forth in Section 2.1(b) of the Indenture.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.

“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Products may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.

“Relevant Calculation Date” has the meaning set forth in Section 3.4(a) of the Indenture.

“Relevant Information” means any information provided to the Trustee, the Calculation Agent or the Paying Agent in writing by any Service Provider retained from time to time by the Issuer pursuant to the Transaction Documents.

“Representatives” has the meaning set forth in Section 17.3 of each Purchase Agreement.

“Resolution” means a copy of a resolution certified by a Responsible Officer of the Issuer as having been duly adopted by the Issuer and being in full force and effect on the date of such certification.

“Responsible Officer” means (a) with respect to the Trustee, any officer within the Corporate Trust Office, including any principal, vice president, managing director, director, manager, associate or other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject, (b) with respect to the Transferor, any officer of the Transferor, and (c) with respect to the Issuer, any officer of the Issuer, any Manager or person designated by the governing body of a Manager as a Responsible Officer for purposes of the Transaction Documents.

“Restricted Party” means any of Almirall, AstraZeneca, Boehringer Ingelheim, Chiesi, Forest Laboratories, Merck, Mylan, Novartis, Sandoz, Teva, Theravance Biopharma and any other pharmaceutical or biotechnology company with a product either being developed or commercialized for the treatment of respiratory disease, and their respective Restricted Party Affiliates.

“Restricted Party Affiliate” with respect to any person, means any other person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such person for so long as such control exists, where “control” means the decision-making authority as to such other person and, further, where such control shall be presumed to exist where such other person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

“Restricted Period” means the Category 3 40-day distribution compliance period applicable to debt offerings of U.S. issuers not subject to the reporting requirements of the Exchange Act set forth in Regulation S.

“Retained Obligation” means the obligation to pay 40% of the remaining Milestone Payments payable to the Counterparty pursuant to Section 6.2.3 of the Counterparty Agreement in connection with the regulatory approval and launch of the Products in the relevant jurisdictions pursuant to the Counterparty Agreement.

“Retained Royalty Payments” means 40% of the ANORO Royalty Payment, 40% of the BREO/RELVAR Royalty Payment and 40% of the VI Monotherapy Royalty Payment when, as and if paid by the Counterparty pursuant to the Counterparty Agreement.

“Royalty Payments” means (a) the ANORO Royalty Payment, (b) the BREO/RELVAR Royalty Payment and (c) the VI Monotherapy Royalty Payment.

“Royalty Payment Term” means, with respect to each Product, the time period commencing on April 1, 2014 and ending, on a country-by-country and product-by-product basis, on the date that the “Term” (as defined in the Counterparty Agreement) expires or terminates with respect to such Product; provided that in the event that the Counterparty Agreement is terminated and the Transferor remains entitled to Royalty Payments under Section 14.6 of the Counterparty Agreement, the Royalty Payment Term with respect to the relevant Product shall be extended until the expiration or termination of such rights under Section 14.6 of the Counterparty Agreement.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.

“Sale and Contribution Agreement” means that certain sale and contribution agreement dated as of the Closing Date by and between Theravance, in its capacity as the Transferor thereunder, and the Issuer, in its capacity as the Transferee thereunder.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto or, if such division or its successor shall for any reason no longer perform the functions of a rating agency, “S&P” shall be deemed to refer to any other nationally recognized statistical rating organization (within the meaning ascribed thereto by the Exchange Act) designated by the Issuer.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Granting Clauses of the Indenture.

“Secured Parties” means each of the Noteholders and the Trustee.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations thereunder.

“Security Interest” means the security interest granted or expressed to be granted in the Collateral pursuant to the Granting Clauses of the Indenture.

“Senior Claim” has the meaning set forth in Section 10.1(a) of the Indenture.

“Senior Class of Notes” means (a) so long as any Original Notes (or any Refinancing Notes in respect of the Original Notes) are Outstanding, the Original Notes (or Refinancing Notes in respect of the Original Notes), or (b) if no Original Notes (or any Refinancing Notes in respect of the Original Notes) are Outstanding, the class or classes (or sub-class or sub-classes) of Subordinated Notes defined as such pursuant to the Resolution(s) and/or indenture(s) supplemental to the Indenture providing for the issuance of such Subordinated Notes.

“Senior Trustee” means the Trustee, acting in its capacity as the trustee of the Senior Class of Notes.

“Service Providers” means the Servicer, the Trustee, the Independent Managers, the Calculation Agent, the Transfer Agent, the Paying Agent, the Registrar, and any outside law firm, accounting firm or other consultant providing services to the Issuer.

“Servicer” means Theravance, in its capacity as the servicer pursuant to the Servicing Agreement and its permitted successors and assigns in such capacity.

“Servicer Termination Event” has the meaning set forth in Section 3.1(c) of the Servicing Agreement.

“Servicing Agreement” means that certain servicing agreement dated as of the Closing Date between the Issuer and the Servicer.

“Servicing Fee” has the meaning set forth in Section 2.1 of the Servicing Agreement.

“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.

“Similar Laws” means any federal, state, local or non-U.S. laws or regulations that are substantially similar to Title I of ERISA or Section 4975 of the Code that govern governmental, church or foreign plans.

“Solicitation Notice” has the meaning set forth in Section 4.17(c) of the Indenture.

“Solicitation Period” has the meaning set forth in Section 4.17(c) of the Indenture.

“Spin-Off” means the spin-off of Theravance Biopharma from Theravance as a separate and independent, publicly traded company through a pro rata dividend of Theravance Biopharma ordinary shares to Theravance stockholders.

“Spin-Off Date” means the date of the Spin-Off.

“Sublicensee” means any sublicensee of Counterparty under the Counterparty Agreement.

“Subordinated Claim” has the meaning set forth in Section 10.1(a) of the Indenture.

“Subordinated Note Issuance” has the meaning set forth in Section 2.16(a) of the Indenture.

“Subordinated Notes” means any class (or sub-class) of Notes issued under the Indenture in such form as shall be authorized by a Resolution and set forth in any indenture supplemental to the Indenture in respect thereof pursuant to Section 2.16 of the Indenture and any Refinancing Notes issued to refinance the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) now or hereafter imposed, levied, collected, withheld or otherwise assessed by the U.S. or by any state, local, foreign or other Governmental Authority (or any subdivision or agency thereof) or other taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and similar charges and taxes or other charges in the nature of excise, deduction, withholding, ad valorem, stamp, transfer, value added, taxes on goods and services, escheat, gains taxes, license, registration and documentation fees, customs duties, tariffs and similar charges, (b) liability for such a tax that is imposed by reason of United States Treasury Regulation Section 1.1502-6 or similar provision of Applicable Law and (c) liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (a) or clause (b).

“Temporary Regulation S Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.

“Territory” has the meaning set forth in Section 1.88 of the Counterparty Agreement.

“Theravance” means Theravance, Inc., a Delaware corporation.

“Theravance Biopharma” means Theravance Biopharma, Inc., a Cayman Islands exempted company.

“Theravance Collaboration Agreement Amendment” means the Theravance Collaboration Agreement Amendment, dated March 3, 2014, between Theravance and the Counterparty.

“Theravance SEC Documents” means, collectively, the Form 10-K filed by Theravance with the SEC on March 3, 2014 with respect to the fiscal year ended December 31, 2013 and all reports Theravance has filed with the SEC under the Exchange Act for all periods subsequent to December 31, 2013, all in the form so filed.

“Transaction Documents” means the Indenture, the Notes, the Servicing Agreement, the Account Control Agreement, the Sale and Contribution Agreement, the Purchase Agreements and each other agreement pursuant to which the Trustee (or its agent) is granted a Lien to secure the obligations under the Indenture or the Notes.

“Transaction Expenses” means the out-of-pocket expenses payable by the Issuer in connection with (a) the offering and sale of the Original Notes, including placement fees, any initial fees payable to Service Providers and the reasonable fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, special counsel to the Noteholders in connection with the offering and issuance of the Original Notes, and (b) the offering and sale of any Subordinated Notes or any Refinancing Notes, including the reasonable fees and expenses of counsel in connection therewith, to the extent specified in the Resolution authorizing such offering and sale.

“Transfer Agent” has the meaning set forth in Section 2.3(a) of the Indenture.

“Transferee” has the meaning set forth in the preamble to the Sale and Contribution Agreement.

“Transferee Indemnified Party” has the meaning set forth in Section 7.1 of the Sale and Contribution Agreement.

“Transferor” means Theravance.

“Transferor Account” has the meaning set forth in Section 5.4(d) of the Sale and Contribution Agreement.

“Transferor Secured Amount” has the meaning set forth in Section 2.1(d) of the Sale and Contribution Agreement.

“Transferred Assets” has the meaning set forth in Section 2.1(a) of the Sale and Contribution Agreement.

“TRC LLC Rights and Obligations” has the meaning set forth in Exhibit B to the Sale and Contribution Agreement.

“Trustee” means U.S. Bank National Association, a national banking association, as initial trustee of the Notes under the Indenture, and any successor appointed in accordance with the terms of the Indenture.

“Trustee Closing Account” means the account of the Issuer maintained with the Trustee at U.S. Bank National Association, ABA No. 091000022, Account No. 173103321092, Account Name: Corporate Trust, Ref. Theravance /LABA PhaRMA, Attention:  Josh Tripi.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Trustee pursuant to the applicable Transaction Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Transaction Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UMEC” means the long-acting muscarinic antagonist umeclidinium bromide or an ester, salt or other noncovalent derivative thereof.

“United States Treasury” means the U.S. Department of the Treasury.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“U.S. Person” means a U.S. person within the meaning of Regulation S.

“VI” means the long-acting beta2 agonist vilanterol or an ester, salt or other noncovalent derivative thereof.

“VI Monotherapy” means (a) VI, solely as a monotherapy (i.e., excluding VI in combination with any one or more other therapeutically active component(s)), and (b) any and all product improvements, additional claims, line extensions, dosage changes and alternate delivery systems, in each case, with respect to only VI solely as a monotherapy (i.e., excluding VI in combination with any one or more other therapeutically active component(s)).

“VI Monotherapy Royalty Payment”:

(a)                                 means the following payments, when, as and if received by the Transferor under the Counterparty Agreement (or the Issuer as the Transferor’s assignee under the Sale and Contribution Agreement) during the Royalty Payment Term, subject to clauses (b) and (c) of this definition:

(i)                                     royalty payments on any global Net Sales of VI Monotherapy by the Counterparty, its Affiliates and their licensees (and their licensees’ Affiliates) to Third Parties (as “Affiliates” and “Third Parties” are defined in the Counterparty Agreement) pursuant to Section 6.3 of the Counterparty Agreement;

(ii)                                  any interest on amounts referred to in clause (a)(i) immediately above that is paid pursuant to Section 6.8 of the Counterparty Agreement;

(iii)                               any Infringement Payments with respect to VI Monotherapy in lieu of the payments referred to in clause (a)(i) immediately above; and

(iv)                              any Other Amounts with respect to VI Monotherapy in lieu of the payments referred to in clause (a)(i) immediately above.

(b)                                 The payments and amounts set forth in clause (a) above of this definition are subject to the reductions, deductions and offsets contemplated by Sections 6.3, 6.4.1 and 6.9 of the Counterparty Agreement.

(c)                                  The payments and amounts set forth in clause (a) above of this definition do not include (i) any signing payments (including any signing payments pursuant to Section 6.1.1 of the Counterparty Agreement), (ii) any one-time fees for new compounds contributed to the collaboration (including any one-time fee payments from the Counterparty to the Transferor pursuant to Section 6.1.3 or 6.1.4 of the Counterparty Agreement), (iii) any milestone payments pursuant to Section 6.2.2 of the Counterparty Agreement, or (iv) any other payments (other than those expressly identified in clause (a) above of this definition), in the case of clauses (i), (ii), (iii) and (iv) of this clause (c), paid to the Transferee relating to VI Monotherapy.

“Voluntary Bankruptcy” means (a) an admission in writing by the Issuer of its inability to pay its debts generally or a general assignment by the Issuer for the benefit of creditors, (b) the filing of any petition or answer by the Issuer seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Issuer or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Issuer or for any substantial part of its property, or (c) limited liability company action taken by the Issuer to authorize any of the actions set forth in clause (a) or clause (b) above.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.